Exhibit 99.1  Press Release issued by the Company dated November 12, 2003

                 Pep Boys Announces $.26 Third Quarter EPS
                     Comparable Sales Increase 2.2%

PHILADELPHIA - November 12, 2003 - The Pep Boys - Manny, Moe and Jack
(NYSE "PBY"), the nation's leading full-service automotive aftermarket chain, announced the following results for the thirteen weeks ended November 1, 2003.

Pep Boys Chief Executive Officer, Larry Stevenson, commented, "This was our first positive comp sales quarter in some time and we are pleased that we have built some momentum on the top line. Much remains to be done, but the combination of exciting new products and aggressive advertising will help us build on the positive sales trend."

Operating Results

Third Quarter
Sales
Sales for the quarter ended November 1, 2003, were $537,691,000, 2.2% more than the $526,298,000 recorded last year. Comparable sales increased 2.2%, including an increase of 2.5% in comparable store merchandise sales
(retail and commercial) and an increase of 1.7% in comparable service bay revenues (service labor, installed merchandise and tires).

Earnings
Net earnings, including earnings from discontinued operations, of $14,700,000 ($.28 per share - basic and $.26 per share - diluted), declined from the $15,515,000 ($.30 per share - basic and $.28 per share - diluted) recorded last year.

Nine Months
Sales
Sales for the nine months ended November 1, 2003, were $1,604,631,000, 1.7% less than the $1,631,584,000 recorded last year. Comparable sales declined 1.7% including a decline of 2.0% in comparable store merchandise sales (retail and commercial) and a decline of 1.4% in comparable service bay revenues (service labor, installed merchandise and tires).

Earnings
Net earnings, including earnings from discontinued operations and cumulative effect of change in accounting principles, declined from the $45,634,000
($.89 per share - basic and $.84 per share - diluted) to a loss of $30,898,000 ($.59 per share - basic and diluted), which includes the impact of its corporate restructuring and other actions that were announced on July 31, 2003.


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Pep Boys Financial Highlights


                                                 Thirteen                 Thirteen
                                                 Weeks Ended              Weeks Ended
                                                 November 1, 2003         November 2, 2002
                                                 ----------------         ----------------

Total Revenues                                   $  537,691,000           $ 526,298,000

Net Earnings From Continuing Operations
 Before Cumulative Effect of Change in
 Accounting Principle                            $   13,406,000           $  15,419,000

Net Earnings                                     $   14,700.000           $  15,515,000

Average Shares - Diluted                             60,410,000              59,084,000

Basic Earnings Per Share From Continuing
 Operations Before Cumulative Effect of
 Change in Accounting Principle                  $         0.26           $        0.30

Diluted Earnings Per Share From Continuing
 Operations Before Cumulative Effect of
 Change in Accounting Principle                  $         0.24           $        0.28

Basic Earnings Per Share                         $         0.28           $        0.30

Diluted Earnings Per Share                       $         0.26           $        0.28

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                                                 Thirty-nine              Thirty-nine
                                                 Weeks Ended              Weeks Ended
                                                 November 1, 2003         November 2, 2002
                                                 ----------------         ----------------


Total Revenues                                   $ 1,604,631,000          $ 1,631,584,000

Net (Loss) Earnings From Continuing
 Operations Before Cumulative Effect
 Of Change in Accounting Principle               $    (7,500,000)         $    44,618,000

Net (Loss) Earnings                              $   (30,898,000)         $    45,634,000

Average Shares - Diluted                              52,002,000               56,587,000

Basic (Loss) Earnings Per Share From
 Continuing Operations Before Cumulative Effect
 of Change In Accounting Principle               $         (0.14)         $          0.87

Diluted (Loss) Earnings Per Share From
 Continuing Operations Before Cumulative Effect
 of Change In Accounting Principle               $         (0.14)         $          0.82

Basic (Loss) Earnings Per Share                  $         (0.59)         $          0.89

Diluted (Loss) Earnings Per Share                $         (0.59)         $          0.84


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Certain statements contained herein constitute "forward-looking statements"
within the meaning of The Private Securities Litigation Reform Act of 1995.
The word "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investor Contact:       George Babich, President & CFO (215) 430-9720
Media Contact:          Bill Furtkevic (215) 430-9676
Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA  19132
Internet:http://www.pepboys.com